UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 7, 2009

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-5950

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 1, 2009, MF Global Ltd. (together with its subsidiaries, “the Company”) adopted (i) Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS No. 160”) and (ii) FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), each of which is effective for the Company’s fiscal year ending March 31, 2010 and interim periods within such fiscal year. SFAS No. 160 and FSP APB 14-1 were not effective for fiscal periods covered by the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 (the “2009 Form 10-K”) at the time it was filed with the Securities and Exchange Commission. The Company is filing this Form 8-K to retroactively apply SFAS No. 160 and FSP APB 14-1 to its historical audited financial statements included in the 2009 10-K. Attached as Exhibit 99.1 to this Form 8-K and incorporated by reference herein are the following items of the 2009 10-K, as amended, reflecting the retroactive application of SFAS No. 160 and FSP APB 14-1:

•	Item 6 — Selected Financial Data

•	Item 8 — Financial Statements and Supplementary Data

SFAS No. 160 requires, among other things, that noncontrolling interests (previously referred to as minority interests) be recorded as equity in the consolidated financial statements. The Company’s adoption of this standard resulted in the reclassification of $12.8 million previously classified as minority interests in consolidated subsidiaries to noncontrolling interests at March 31, 2009, which is now presented as a separate component of equity on the Company’s consolidated balance sheet. In addition, SFAS No. 160 changed the presentation of noncontrolling interests within the Company’s consolidated and combined statements of operations, and now requires that net (loss)/income attributable to noncontrolling interests be shown separately from net (loss)/income attributable to the Company. Prior period information presented in the Exhibits to this Form 8-K has been restated to comply with these requirements.

FSP APB 14-1 requires issuers of certain convertible debt instruments that may be settled wholly or partially in cash upon conversion or settlement to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuers’ nonconvertible debt borrowing rate. The Company’s adoption of FSP APB 14-1 impacts the historical accounting for the Company’s 9.00% Convertible Senior Notes due 2038 (the “Convertible Notes”) and for the year ended March 31, 2009 resulted in the recognition of additional interest on borrowings of approximately $0.8 million and an additional gain of $0.4 million on the extinguishment of debt related to the Company’s cash tender offer for its Convertible Notes. As a result, the retroactive application of FSP APB 14-1 increased our net loss by $0.4 million, or 0.8%, to a net loss of $49.1 million and also resulted in our basic and diluted loss per share increasing by $0.01 to $0.58 per share, in each case for the fiscal year ended March 31, 2009. Prior period information presented in the Exhibits to this Form 8-K has been restated to comply with these requirements.

The information in this Form 8-K does not reflect any event or development occurring after June 10, 2009, the date on which the Company filed its 2009 Form 10-K. Except as described above, we have not modified or updated any disclosures in our 2009 Form 10-K. Certain amounts in Management’s Discussion and Analysis of Financial Condition and Results of Operations have not been modified due to immateriality. This Current Report on Form 8-K should be read in conjunction with our 2009 Form 10-K. For a discussion of events and developments subsequent to the filing of the Company’s 2009 Form 10-K, please refer to the Company’s Securities and Exchange Commission filings since that date. In our Quarterly Report on Form 10-Q for the period ended June 30, 2009, the consolidated financial statements for the quarter ended March 31, 2009 will reflect the retroactive application of SFAS No.160 and FSP APB 14-1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Exhibit Description
23	Consent of Independent Registered Public Accounting Firm
99.1	Selected Items of the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, as revised

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.
Date: August 7, 2009	By:	/s/ J. Randy MacDonald
J. Randy MacDonald Chief Financial Officer

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